Exhibit 21
SCHEDULE OF SUBSIDIARIES OF BRADY CORPORATION

		Percentage
		of Voting
	State (Country)	Securities
Name of Company	of Incorporation	Owned

Brady Corporation	Wisconsin	Parent

Tricor Direct Inc.-	Delaware	100%
Doing Business As:
Seton
Seton Name Plate Company
D&G Sign and Label Co.
Seton Identification Products
The Hirol Company
Worldmark of Wisconsin Inc.	Delaware	100%
Brady Investment Co.	Nevada	100%
Brady International Sales, Inc.	U.S. Virgin Islands	100%
Brady International Co.	Wisconsin	100%
Brady Worldwide, Inc. (1)	Wisconsin	100%
Also Doing Business As:
Varitronic Systems
Teklynx International
Barcodes West
Temtec
Brady Australia Pty. Ltd.	Australia	100%
Visi Sign Pty. Ltd.	Australia	100%
Seton Australia Pty. Ltd.	Australia	100%
W.H. Brady, N.V.	Belgium	100%
W.H.B. do Brasil Ltda.	Brazil	100%
W.H.B. Identification Solutions, Inc.-	Canada	100%
Doing Business As:
Brady
GrafTek
Revere-Seton
Seton
BRC Financial	Canada	100%
EMED Co., Inc.	New York	100%
Stopware, Inc.	California	100%
Permar Sytems, Inc. -	New York	100%
Doing Business As Electromark
Henryc, Inc. (U.S.)	New York	100%
Oliver of New York (U.S.)	New York	100%

		Percentage
		of Voting
	State (Country)	Securities
Name of Company	of Incorporation	Owned

Brady Shanghai International Trading Co., Ltd.	China	100%
Brady Technology (Wuxi) Co. Ltd.	China	100%
Brady (Beijing) Co. Ltd.	China	100%
ID Tech Printing (Shanghai) Co. Ltd.	China	100%
B.I. U.K. Limited	England	100%
B.I. Financial Limited	England	100%
Seton Limited	England	100%
W.H. Brady Co. Ltd.	England	100%
Brady Corporation Limited	England	100%
Brady European Finance Limited	England	100%
Brady European Holdings Limited	England	100%
Cleere Advantage Limited	England	100%
Focal Display Limited	England	100%
Focal Signs Limited	England	100%
S & L Signmaker Limited	England	100%
Safety Shop Limited	England	100%
Safety Shop Co. U.K. Limited	England	100%
Signs & Labels Limited	England	100%
Southern Signs Systems Limited	England	100%
Braton Europe S.A.R.L	France	100%
Braton Groupe S.A.R.L.	France	100%
Doing Business As:
Brady
Techniques Avancees
Holman
Periprint
Brady Group S.A.S.	France	100%
Doing Business As:
Seton
Signals & Lettrasoft
Brady Holding GmbH	Germany	100%
Brady GmbH	Germany	100%
Doing Business As:
Seton
Balkhausen
Brady ISST
Soft & Etimark
Brady KFT	Hungary	100%
Brady Italia, SRL	Italy	100%
Nippon Brady K.K.	Japan	100%

		Percentage
		of Voting
	State (Country)	Securities
Name of Company	of Incorporation	Owned

Brady Technology SDN, BHD.	Malaysia	100%
W. H. Brady S. de R.L. de C.V.	Mexico	100%
Brady Corporation S.E.A. Pte. Ltd.	Singapore	100%
Brady Corporation Asia Pte. Ltd.	Singapore	100%
Brady Identification S.L.	Spain	100%
Brady AB	Sweden	100%
Seton Scandinavia AB	Sweden	100%
Brady (Shenzhen) Co. Ltd.	China	100%
Pure Vantage	England	100%
Rapid Update	England	100%
Brady Servicios, S. de R.L. de C.V.	Mexico	100%
Brandon Converting Mexico S. de R.L. de C.V.	Mexico	100%
Brandon Precision Pte. Ltd.	Singapore	100%
Brady Technologies Asia Pte. Ltd.	Singapore	100%
Brady Asia Holding Pte. Ltd.	Singapore	100%
Brady Singapore Holdings Pte. Ltd.	Singapore	100%
ID Technologies Pte. Ltd.	Singapore	100%
ID Technologies (China) Pte. Ltd.	Singapore	100%
Brady S.R.O.	Slovakia	100%
Brady Holding Co. Ltd.	Thailand	49%(2)
Brady (Thailand) Co. Ltd.	Thailand	100%

(1)	TISCOR, Inc., a California Corporation, was legally merged into Brady Worldwide, Inc. on August 1, 2005.

(2)	Brady Corporation owns 49% of the outstanding shares of Brady Holding Co. Ltd., but Brady Corporation maintains controlling voting rights. The 51% owner holds preferred shares, which entitle it to one vote for every 20 shares. Brady Corporation holds common shares, which entitle it to one vote for every one share. The preferred shareholder’s share of the net income in Brady Holding Co. Ltd is limited to recovery of their initial investment.